UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                                  APTIMUS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    03833V108
                                 (CUSIP Number)

                                December 31, 2008

             (Date of Event Which Requires Filing of this Statement)

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 2 of 9  Pages
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--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stiassni Capital Partners, LP                              EIN: 55-0900784
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 3 of 9  Pages
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--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stiassni Capital, LLC                                     EIN: 55-0900777
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 4 of 9  Pages
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--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nicholas C. Stiassni
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 5 of 9  Pages
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Item 1.   Issuer.

      (a) The name of the issuer is Aptimus, Inc. (the "Issuer").

      (b) The address of the Issuer's principal executive office is 199 Fremont St., Suite 1800, San Francisco, CA 94105.

Item 2.   Reporting Person and Security.

      (a) Stiassni Capital Partners, LP (the "Fund") is a private investment limited partnership organized under California law. The general partner of the Fund is Stiassni Capital, LLC ("LLC"), a California limited liability company. Nicholas C. Stiassni is the Managing Member of LLC. The Fund, LLC and Nicholas
C. Stiassni are referred to herein as the "Reporting Persons."

      (b) The business address of the Fund, LLC and Nicholas C. Stiassni is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.

      (c) The Fund is a California limited partnership. LLC, its general partner, is a California limited liability company.

      (d) The title of the class of securities to which this statement relates is the common stock of the Issuer, no par value (the "Common Stock").

      (e) The CUSIP number is 03833V108.

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
78o).

      (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss.
240.13d-1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 6 of 9  Pages
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      (h) [ ] A savings association as defined in Section 3(b) of the Federal
Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

         Not Applicable.

Item 4.       Ownership.

         On December 31, 2008, neither the Fund, LLC nor Nicholas C. Stiassni beneficially owned any shares of Common Stock of the Issuer.

Item 5.       Ownership of Five Percent or Less of a Class.

      If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.       Notice of Dissolution of Group.

         Not Applicable.

Item 10.      Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 7 of 9 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 13, 2009              STIASSNI CAPITAL PARTNERS, LP

                                      By: STIASSNI CAPITAL, LLC,
                                      its general partner

                                      By: /s/ Nicholas C. Stiassni
                                          ---------------------------
                                          Nicholas C. Stiassni, Managing Member

                                      STIASSNI CAPITAL, LLC
Dated:  January 13, 2009
                                      By:/s/ Nicholas C. Stiassni
                                         ---------------------------
Dated:  January 13, 2009                 Nicholas C. Stiassni, Managing Member

                                         /s/ Nicholas C. Stiassni
                                         ---------------------------
                                             Nicholas C. Stiassni

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 8 of 9  Pages
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                                  EXHIBIT INDEX

Exhibit A         Agreement of Joint Filing

                                  SCHEDULE 13G

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CUSIP No. 03833V108                                           Page 9 of 9  Pages
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                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 a report on Schedule 13G, containing the information required by Schedule 13G, for shares of the common stock of Aptimus, Inc. beneficially owned by Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni and such other holdings as may be reported therein.

         Dated:  January 13, 2009

STIASSNI CAPITAL PARTNERS, LP

By: STIASSNI CAPITAL, LLC, its general partner

By: /s/ Nicholas C. Stiassni
    --------------------------------------------------
          Nicholas C. Stiassni, Managing Member


STIASSNI CAPITAL, LLC

By: /s/ Nicholas C. Stiassni
    -------------------------------------------------
          Nicholas C. Stiassni, Managing Member


    /s/ Nicholas C. Stiassni
-------------------------------------------------
        Nicholas C. Stiassni